Exhibit 4.2

SECOND SUPPLEMENTAL INDENTURE

Dated as of April 30, 2009

between

HOSPIRA, INC.,

and

UNION BANK, N.A.,
as Successor Trustee

and

BANK OF AMERICA, N.A. AS SUCCESSOR BY MERGER TO LASALLE BANK

NATIONAL ASSOCIATION,

as Resigning Trustee

Providing for an Amendment to the Indenture

SECOND SUPPLEMENTAL INDENTURE, dated as of April 30, 2009, between HOSPIRA, INC., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), having its principal office at 275 North Field Drive, Lake Forest, Illinois 60045, and UNION BANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 551 Madison Avenue, 11th Floor, New York, New York 10022, as successor Trustee (the “Successor Trustee”), and BANK OF AMERICA, N.A. AS SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America, having its corporate trust office at 135 S. LaSalle Street, Suite 1560, Chicago, Illinois 60603, as resigning Trustee (the “Resigning Trustee”).

WHEREAS, the Company and the Resigning Trustee are parties to that certain Indenture dated as of June 14, 2004 (the “Indenture”), by and among the Issuer, as issuer, and Bank of America, N.A. as successor by merger to LaSalle Bank National Association, as trustee, as amended and supplemented from time to time, pursuant to which the Issuer issued certain notes (the “Notes”) as listed on the attached Schedule A.

WHEREAS, the Resigning Trustee wishes to resign as Trustee, Security Registrar and Paying Agent under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Security Registrar and Paying Agent under the Indenture.

WHEREAS, Section 9.1(8) of the Indenture provides that the Company and the Trustee together may amend or supplement the Indenture without the consent of any Holders to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of Section 6.11(1);

WHEREAS, the Company desires to supplement the Indenture to reflect the appointment of the Successor Trustee as the Trustee; and

WHEREAS, all things necessary to make the Indenture, as hereby modified, a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the foregoing and for other valuable  consideration, the receipt of which is hereby acknowledged, each party hereby agrees, for the equal and ratable benefit of each of the Holders, as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 1.1.  The Resigning Trustee has previously notified the Issuer that it is resigning, and hereby resigns, as Trustee, Security Registrar and Paying Agent under the Indenture.

Section 1.2.  The Resigning Trustee hereby represents and warrants to the Successor Trustee that:

(a)                                  No covenant or condition contained in the Indenture has been waived by the Resigning Trustee, or to the best of the knowledge of the responsible officers of the Resigning Trustee assigned to its corporate trust department, by the Holders of the percentage in aggregate principal amount of the Notes required by the Indenture to effect any such waiver.

(b)                                 Except as disclosed in writing prior to the date hereof, there is no action, suit or proceeding pending or, to the best of the knowledge of the responsible officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture.

(c)                                  This Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee.

(d)                                 As of the date hereof, the Resigning Trustee holds no property or money under the Indenture.

(e)                                  The current principal amount of indebtedness evidenced by the Notes as of the Effective Date is $2,125,000,000 as listed on the attached Schedule A, all of which have been duly authenticated and delivered.  All interest, if any, due and payable on the Securities has been duly paid, or provided for by the Issuer, pursuant to the Indenture.

(f)                                    To the best knowledge of the responsible officers of the Resigning Trustee assigned to its corporate trust department, the Resigning Trustee has lawfully discharged its duties as Trustee under the Indenture.

(g)                                 To the best knowledge of responsible officers of the Resigning Trustee’s corporate trust department, no event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.

Section 1.3.  Subject to the terms and limitations in this Instrument, the Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in its capacity as Trustee, Security Registrar and Paying Agent under the Indenture in and to the trust under the Indenture, including all the rights, powers and duties of the Resigning Trustee (except for fees and expenses collected prior to the date hereof) under the Indenture.  The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 1.4.  As of or promptly after the effective date of this Instrument, the Resigning Trustee shall deliver to the Successor Trustee the items listed on Exhibit A annexed hereto.

Section 1.5.  Promptly after the execution and delivery of this Instrument, the Issuer shall, pursuant to Section 6.10(6) of the Indenture, cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the Indenture.

ARTICLE TWO

THE ISSUER

Section 2.1.  The Issuer hereby certifies that the Issuer is, and the officer of the Issuer who has executed this Instrument is, duly authorized to: (a) accept the Resigning Trustee’s resignation as Trustee, Security Registrar and Paying Agent under the Indenture, and (b) appoint the Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

Section 2.2.  The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.  Pursuant to the applicable provisions of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee, Security Registrar and Paying Agent under the Indenture and confirms to the Successor Trustee all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture.  The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest in and confirm to the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 2.3.  The Issuer hereby represents and warrants to the Successor Trustee that:

(a)                                  It is a corporation duly incorporated and existing pursuant to the laws of the State of Delaware.

(b)                                 The Indenture was validly and lawfully executed and delivered by the Issuer and is in full force and effect.  The current outstanding principal amount of the indebtedness evidenced by the Notes is $2,125,000,000 as listed on the attached Schedule A.

(c)                                  The Indenture and the Notes are binding obligations of the Issuer.

(d)                                 This Instrument has been duly authorized, executed and delivered on behalf of the Issuer.

(e)                                  No event has occurred and is continuing which is, or after notice or lapse of time would become, an Event of Default under Section 5.1 of the Indenture.

(f)                                    No covenant or condition contained in the Indenture has been waived by the Issuer or, to the best of the Issuer’s knowledge, by Holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 3.1  The Successor Trustee hereby represents and warrants to the Resigning Trustee and the Issuer that:

(a)                                  The Successor Trustee is eligible and qualified under the Indenture and under the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indenture.

(b)                                 This Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee.

Section 3.2.  Pursuant to Section 6.11(1) of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee, Security Registrar and Paying Agent under the Indenture and shall hereby be vested with all the rights, powers, trusts and duties of the Resigning Trustee under the Indenture.

Section 3.3.  Notwithstanding this Instrument and the resignation of the Resigning Trustee, the Resigning Trustee shall retain all rights and entitlements relating to its service as Trustee, Security Registrar and Paying Agent under the Indenture arising or accruing on or before the effective date of this Instrument, including without limitation, all entitlements to the payment of its fees and reimbursement of its expenses, regardless of when such amounts become payable or are paid.  In the event and to the extent the Successor Trustee shall exercise any lien upon the distributions to holders of the Notes or otherwise becomes entitled to receive payment of funds subject to Section 6.7 and 6.13 of the Indenture, or payment otherwise of any fees and expenses as Trustee under the Indenture for any reason at a time when the Resigning Trustee has not been fully paid, it shall do so for both its own fees and expenses and the outstanding fees and expenses of the Resigning Trustee, incurred in connection with its duties under the Indenture prior to the effective date of this Instrument, and any subsequent transitional services requested by the Successor Trustee from the Resigning Trustee after the effective date of this Instrument.  The Successor Trustee shall promptly pay over a pro rata portion of any and all such proceeds to the Resigning Trustee when and as received.  To the extent the Resigning Trustee receives funds from the Issuer, other than for payment of the Resigning Trustee’s fees and expenses, it agrees to hold those funds as agent for the Successor Trustee and promptly pay over such funds to the Successor Trustee.

ARTICLE FOUR

AMENDMENTS TO THE INDENTURE

Section 4.1.                                   The title page and page 1 of the Indenture shall be amended as follows:

(a)                                  The title set forth on the cover page of the Indenture is amended in its entirety as follows:

HOSPIRA, INC.

TO

UNION BANK, NA.

Trustee

INDENTURE

Dated as of June 14, 2004

(b)                                 The first paragraph on page 1 of the Indenture is amended to read in its entirety as follows:

INDENTURE, dated as June 14, 2004, between Hospira, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company”), having its principal office at, 275 North Field Drive, Lake Forest, Illinois 60045, and Union Bank, N.A., a national banking association duly organized and existing under the laws of the United States of America, as Trustee (herein called the “Trustee”).

Section 4.2                                      The first paragraph of Section 2.3 of the Indenture is amended to read in its entirety as follows:

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of June 14, 2004 (herein called the “Indenture”), between the Company and Union Bank, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.  This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $                          .

Section 4.3                                      The forms of Certificates of Authentication shall be amended as follows:

(a)                                  With respect to any Securities executed and authenticated after the date of this Supplemental Indenture, Section 2.5 of the Indenture is amended to read in its entirety as follows:

The Trustee’s certificates of authentication shall be in substantially the following form:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

UNION BANK, N.A.,
as Trustee

By:
Name:
Title:

(b)                                 With respect to any Securities executed and authenticated after the date of this Supplemental Indenture, the form of alternate certificate of authentication referred to in the final paragraph of Section 6.14 of the Indenture is amended to read as follows:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

UNION BANK, N.A.
AS TRUSTEE

By:
AS AUTHENTICATION AGENT

By:
AUTHORIZED SIGNATORY

Section 4.4                                      The Trustee eligibility requirements shall be amended as follows:

(a)  Section 6.9 of the Indenture is amended in its entirety to read as follows:

There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000 and its Corporate Trust Office in Chicago, Illinois or New York, New York. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

ARTICLE FIVE

MISCELLANEOUS

Section 5.1.  Except as otherwise expressly provided or unless the context otherwise requires, all capitalized terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 5.2.  This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, however, that the resignation of the Resigning Trustee as Security Registrar and Paying Agent and appointment of the Successor Trustee as Security Registrar and Paying Agent shall be effective as of the close of business 10 days after the date first written above, and until such date the Resigning Trustee shall continue to perform its duties under the Indenture.

Section 5.3.  Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Sections 6.7 and 6.13 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its service under the Indenture as Trustee, Paying Agent, and Security Registrar prior to the effective date of this Instrument to the same extent as if no resignation shall have occurred.  The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 6.7 of the Indenture, which obligations to the Successor Trustee shall survive the execution hereof.  Successor Trustee does not assume responsibility for or any liability in connection with any negligence or other willful misconduct or any other act or omission on the part of Resigning Trustee or its agents in connection with such persons’ performance of their respective trusts, duties and obligations under the Indenture.  Successor Trustee does not assume responsibility for or any liability in connection with any negligence or other willful misconduct or any other act or omission on the part of Resigning Trustee or its agents in connection with such persons’ performance of their respective trusts, duties and obligations under the Indenture.  The Resigning Trustee agrees to indemnify and save harmless the Successor Trustee from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees and disbursements of its counsel) asserted or arising at any time after the date hereof arising out of any action (or failure to act) of the Resigning Trustee prior to the effective date of this Instrument in connection with its serving as Trustee, Paying Agent or Security Registrar under the Indenture or allegations based upon any such action (or failure to act), which the Successor Trustee may suffer or incur as a result of its accepting appointment and acting as Trustee, Paying Agent or Security Registrar under the Indenture, including the costs and expenses of the Successor Trustee incurred in defending itself against any such claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.  The Resigning Trustee may take control of the defense and investigation of any claim or third-party claim and to employ and engage attorneys of its own choice to handle and defend the same, at the Resigning Trustee’s expense; provided; however, that as part of the defense of any claim, the Resigning

Trustee may not settle any such claim without the Successor Trustee’s prior written consent, which consent will not be unreasonably withheld; and the Successor Trustee retains the right to participate in the defense of any such claim at its expense and through counsel of its choosing.  Nothing in this Section 5.3 is intended to or shall affect any limitations on the Prior Trustee’s liability under other provisions of the Indenture.

Section 5.4.  This Instrument shall be governed by and construed in accordance with the laws of the state of New York, without giving effect to the conflict of law provisions thereof to the extent the law of another jurisdiction would apply.

Section 5.5.  Nothing in this Instrument shall impose any duty upon the Resigning Trustee to disclose any communications, information or materials subject to the attorney client privilege, work product doctrine or any confidentiality agreement to the Successor Trustee or any other person or entity.

Section 5.6.  This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first written above.

HOSPIRA, INC.

By:	/s/ Lori O. Carlson
Name: Lori O. Carlson
Title: Corporate Vice President and Treasurer

UNION BANK, N.A., as Trustee

By:	/s/ Hugo Gindraux
Name: Hugo Gindraux
Title: Vice President

BANK OF AMERICA, N.A. AS SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION, as Resigning Trustee

By:	/s/ Margaret M. Muir
Name: Margaret M. Muir
Title: Vice President

EXHIBIT A

Documents to be delivered to the Successor Trustee:

1.                             Executed copy of the Indenture and any supplemental indentures.

2.                             File of closing documents from each issuance.

3.                             Available trust account statements for a one year period preceding the date of this Instrument.

4.                             Copies of any official notices sent by the Trustee to all the Holders of the Notes pursuant to the terms of the Indenture during the past three years.

5.                             Such other nonconfidential, unprivileged documents currently in the possession of the Resigning Trustee, as the Successor Trustee may request in order to transfer the appointment to it.

6.                             The Global Notes in the possession of the Trustee.

7.                             Custodian Agreement with The Depository Trust Company, if any.

EXHIBIT B

[Hospira Letterhead]

NOTICE

To the Holders of Hospira, Inc.’s       % Notes due             :

NOTICE IS HEREBY GIVEN, pursuant to Section 6.10(6) of the indenture, dated as of June 14, 2004 (the “Indenture”), by and between Hospira, Inc. (the “Issuer”), and Bank of America, N.A. as successor by merger to LaSalle Bank National Association (“LaSalle”), as Trustee, that LaSalle has resigned as Trustee under the Indenture.

Pursuant to Section 6.10 of the Indenture, the Issuer has appointed Union Bank, N.A. (“Union Bank”), a national banking association, as successor Trustee under the Indenture, which appointment has been accepted and has become effective.  The address of the Corporate Trust Office of Union Bank is 551 Madison Avenue, 11th Floor, New York, New York 10022  Attn: Corporate Trust Department.

Dated: April 30, 2009

Hospira, Inc.

SCHEDULE A

CUSIP	Original Principal Balance	Principal Balance as Of April 30, 2009	Rate	Issue Date	Last Interest Payment	Maturity Date
441060-AG-5	375,000,000	375,000,000	LIBOR + 48 bps	March 23, 2007	March 30, 2009	March 30, 2010
441060-AH-3	500,000,000	500,000,000	5.55%	March 23, 2007	March 30, 2009	March 30, 2012
441060-AJ-9	550,000,000	550,000,000	6.05%	March 23, 2007	March 30, 2009	March 30, 2017
441060-AB-6	300,000,000	300,000,000	4.95%	June 14, 2004	December 15, 2008	June 15, 2009
441060-AD-2	400,000,000	400,000,000	5.90%	June 14, 2004	December 15, 2008	June 15, 2014